Exhibit 11.2


                       Tyco Toys, Inc. and Subsidiaries
               Statement Regarding Computation of Loss Per Share
                   (in thousands, except per share amounts)



                                                      For the Six Months Ended
                                                           June 30, 1994
                                --------------------------------------------------------------
                                   As                              As             (1)  Fully
                                Reported  Adjustments  Primary   Reported Adjustments  Diluted
                                --------  -----------  -------   -------- -----------  -------
NET LOSS                        $(12,168)     $       $(12,168)  $(12,168)    $293    $(11,875)

Preferred stock dividend             625          -        625        625        -         625
                                  ------       ----     ------     ------      ---      ------

NET LOSS AVAILABLE TO COMMON
  SHAREHOLDERS                  $(12,793)     $   -   $(12,793)   $(12,793)   $293    $(12,500)
                                  ======       ====     ======      ======     ===      ======

                                                                                       Fully
SHARES                                                 Primary                         Diluted
                                                       -------                         -------
  Average shares outstanding                            34,676                          34,676
  Additional shares issued assuming conversion of:
    Debentures (2)                                                                       1,397
    Preferred stock (3)                                      -                           2,072
                                                        ------                          ------

  Total average shares outstanding                      34,676                          38,145
                                                        ======                          ======

NET LOSS PER COMMON SHARE (4)                           $(0.37)                         $(0.33)
                                                          ====                            ====

Note: Reference is made to Note 6 to Consolidated Financial Statements in Part I, Item 1 of this report.

(1) Reflects the interest savings, net of taxes, from the conversion of convertible debentures (reference note 2 below), at the beginning of the year.

(2) Assumes the conversion (for fully diluted earnings per share only) of the $13,973,000 of 7% convertible debentures into common stock of the Company at a conversion price of $10 per share as of the beginning of the year (or date of issuance, if later).

(3) Assumes the conversion (for fully diluted earnings per share only) of the $50,000,000 of the 6% voting convertible, exchangeable preferred stock into 4,999,995 shares of the Company's common stock at a conversion price of $10 per share as of April 15, 1994, the date of issuance.

(4) Fully diluted loss per share is not presented in the Consolidated Statements of Operations since it is anti-dilutive.

Exhibit 11.2

                       Tyco Toys, Inc. and Subsidiaries
               Statement Regarding Computation of Loss Per Share
                   (in thousands, except per share amounts)

                                                      For the Six Months Ended
                                                           June 30, 1993
                                ---------------------------------------------------------------
                                  As                               As              (1)   Fully
                                Reported  Adjustments  Primary   Reported   Adjustments  Diluted
                                --------  -----------  -------   --------   -----------  -------

NET LOSS                        $(16,480)    $   -    $(16,480)  $(16,480)     $284    $(16,196)
                                  ======      ====      ======     ======       ===      ======

                                                                                         Fully
SHARES                                                Primary                            Diluted
                                                      -------                            -------
  Average shares outstanding                           32,503                             32,503
  Incremental shares issued assuming exercise of
    stock options (2)(5)                                  767                                767
  Additional shares issued assuming conversion of
    Debentures (3)                                          -                              1,350
                                                       ------                             ------

  Total average shares outstanding                     33,270                             34,620
                                                       ======                             ======

NET LOSS PER COMMON SHARE (4)                          $(0.50)                            $(0.47)
                                                         ====                               ====

Note: Reference is made to Note 6 to Consolidated Financial Statements in Part I, Item 1 of this report.

(1) Reflects the interest savings, net of taxes from the conversion of convertible debentures (reference note 3), at the beginning of the year.

(2) Reflects the shares issuable upon the assumed conversion of all the outstanding stock options as of the beginning of the period presented (or date of issuance, if later), net of shares repurchased with the exercise proceeds.

(3) Assumes the conversion (for fully diluted earnings per share only) of the $13,500,000 of 7% convertible debentures into common stock of the Company at a conversion price of $10 per share as of the beginning of the year.

(4) Fully diluted loss per share is not presented in the Consolidated Statements of Operations since it is anti-dilutive.

(5) For financial statement purposes, the incremental shares for primary earnings per share have not been included, as the effect is anti-dilutive.

                                     -20-